AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HALO GROUP, INC.

GVC VENTURE CORP.

AND

GVC MERGER CORP.

September 17, 2009

i

4.12	Books and Records	21
4.13	Real Property	21
4.14	Insurance	21
4.15	No Undisclosed Liabilities	21
4.16	Environmental Matters	21
4.17	Absence of Certain Developments	21
4.18	Employee Benefit Plans	22
4.19	Employees	22
4.20	Proprietary Information and Inventions	22
4.21	Intellectual Property	22
4.22	Tax Free Reorganization	22
4.23	Financial Statements	22
4.24	Full Disclosure	23
4.25	No Brokers or Finders	23
Article V	CONDUCT OF BUSINESS PENDING THE MERGER	23
5.1	Conduct of Business by GVC	23
5.2	Conduct of Business by Halo	23
Article VI	ADDITIONAL COVENANTS AND AGREEMENTS	24
6.1	Governmental Filings	24
6.2	Expenses	24
6.3	Due Diligence; Access to Information; Confidentiality	24
6.4	Tax Treatment	26
6.5	Press Releases	26
6.6	Securities Reports	26
6.7	Private Placement	27
6.8	Amendment to Certificate of Incorporation of GVC	27
6.9	Consent of Halo Stockholders; Materials to Stockholders	27
6.10	No Solicitation	27
6.11	Failure to Fulfill Conditions	28
6.12	Registration Rights Agreement	28
6.13	Notification of Certain Matters	28
Article VII	CONDITIONS	28
7.1	Conditions to Obligations of Each Party	28
7.2	Additional Conditions to Obligation of GVC and GVC Merger Corp	29
7.3	Additional Conditions to Obligation of Halo	30
Article VIII	TERMINATION, AMENDMENT AND WAIVER	31
8.1	Termination	31
Article IX	GENERAL PROVISIONS	32
9.1	Notices	32
9.2	No Survival	33
9.3	Interpretation	33
9.4	Severability	33
9.5	Amendment	33
9.6	Waiver	33
9.7	Miscellaneous	34
9.8	Counterparts	34
9.9	Third Party Beneficiaries	34
9.10	Governing Law	34
9.11	Jurisdiction; Service of Process	34

ii

Exhibits

Exhibit A	-	Certificate of Merger
Exhibit B	-	Series Z Certificate of Designation
Exhibit C	-	Voting Agreement
Exhibit D	-	Registration Rights Agreement

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of September 17, 2009, by and among Halo Group, Inc., a Texas corporation (“Halo”), GVC Venture Corp., a Delaware corporation (“GVC”), and GVC Merger Corp., a Texas corporation (“GVC Merger Corp”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of Halo, GVC and GVC Merger Corp have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of GVC Merger Corp with and into Halo with Halo as the surviving corporation (the “Merger”);

WHEREAS, GVC, as the sole stockholder of GVC Merger Corp, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Texas Business Organizations Code (“TBOC”) and the Bylaws of GVC Merger Corp;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of common stock of Halo shall be converted into the right to receive upon the Effective Time (as hereinafter defined) the Merger Consideration (as hereinafter defined);

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan; and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and that GVC, GVC Merger Corp and Halo will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Certificate of Merger” shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.1(c) hereof.

“Closing Date” shall have the meaning as set forth in Section 2.1(c) hereof.

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Copyrights” has the meaning ascribed thereto in Section 3.20(a).

“Dissenting Shares” shall have the meaning as set forth in Section 2.5 hereof.

“Effective Date” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Evaluation Material” shall have the meaning ascribed thereto in Section 6.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Rate” means the quotient (to seven decimal points) resulting from dividing (a) 1,000,000 (representing the number of authorized shares of GVC Series Z Preferred Stock) by (b) the total number of shares of authorized Halo Common Stock immediately prior to the Effective Time.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“GVC Common Stock” shall mean the common stock, par value $.01 per share, of GVC.

“GVC 8-K Reports” shall have the meaning ascribed thereto in Section 4.4.

“GVC Insiders” shall have the meaning ascribed thereto in Section 4.10.

“GVC Intellectual Property” shall have the meaning ascribed thereto in Section 4.22.

“GVC Latest Balance Sheet” shall have the meaning ascribed thereto in Section 4.16.

“GVC Permits” shall have the meaning ascribed thereto in Section 4.11(b).

“GVC Proxy Statements” shall have the meaning ascribed thereto in Section 4.4.

“GVC Returns” shall have the meaning ascribed thereto in Section 4.8(a).

“GVC SEC Filings” shall have the meaning ascribed thereto in Section 4.4.

“GVC Series Z Preferred Stock” shall mean the newly-designated Series Z Convertible Preferred Stock, par value $.01 per share, of GVC, the rights, preferences and terms of which are described in the Series Z Certificate of Designation.

“GVC Subsidiary” or “GVC Subsidiaries” shall have the meaning ascribed thereto in Section 4.6.

“GVC 10-K Reports” shall have the meaning ascribed thereto in Section 4.4.

“Halo Common Stock” means the common stock, par value $.001, of Halo.

“Halo Financial Statements” shall have the meaning as set forth in Section 3.10 hereof.

“Halo Insiders” shall have the meaning as set forth in Section 3.8 hereof.

“Halo Intellectual Property” shall have the meaning as set forth in Section 3.20 hereof.

“Halo Latest Balance Sheet” shall have the meaning as set forth in Section 3.14 hereof.

“Halo Permits” shall have the meaning as set forth in Section 3.9(b) hereof.

“Halo Plans” shall have the meaning as set forth in Section 3.17(a) hereof.

“Halo Preferred Stock” shall mean, collectively, the Halo Series A Preferred Stock, the Halo Series B Preferred Stock and the Halo Series C Preferred Stock.

“Halo Returns” shall have the meaning as set forth in Section 3.6(a) hereof.

“Halo Series A Preferred Stock” means the Series A preferred stock, par value $.001, of Halo.

“Halo Series B Preferred Stock” means the Series B preferred stock, par value $.001, of Halo.

“Halo Series C Preferred Stock” means the Series C preferred stock, par value $.001, of Halo.

“Intellectual Property” has the meaning ascribed thereto in Section 3.20(a).

“Know-How” has the meaning ascribed thereto in Section 3.20(a).

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person have Knowledge of such fact or other matter.

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, and results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the shares of GVC Series Z Preferred Stock issuable in connection with the Merger to the holders of Halo Common Stock, based on the Exchange Rate.

“Options” shall have the meaning as set forth in Section 2.2(f) hereof.

“Patents” has the meaning ascribed thereto in Section 3.20(a).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Registration Rights Agreement” shall have the meaning ascribed thereto in Section 6.12.

“Representatives” shall have the meaning ascribed thereto in Section 6.3(a).

“Requisite Halo Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“Rule 144” shall have the meaning ascribed thereto in Section 2.4(c) hereof.

“Schedule 14f-1” shall have the meaning ascribed thereto in Section 2.7.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Series Z Certificate of Designation” shall mean the certificate of designation setting forth all of the rights, preferences and other terms of the GVC Series Z Convertible Preferred Stock in substantially the form attached hereto as Exhibit B.

“Stock Option Plan” shall have the meaning as set forth in Section 2.2(f) hereof.

“Stockholder Questionnaire” shall have the meaning ascribed thereto in Section 6.7.

“Subsidiary” shall mean, with respect to any Person, (i) each Person in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities and (ii) any other Person which such Person controls through management, policies, contract or otherwise, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Company” shall have the meaning ascribed thereto in Article II.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Trademarks” has the meaning ascribed thereto in Section 3.20(a).

“TBOC” has the meaning ascribed thereto in the preambles to this Agreement.

“Voting Agreement” has the meaning ascribed thereto in Section 6.9(c).

ARTICLE II

MERGER

Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (i) GVC Merger Corp will merge with and into Halo, and (ii) Halo will become a Subsidiary of GVC. The term “Surviving Company” as used herein shall mean Halo, as a Subsidiary of GVC after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 10.008 of the TBOC.

2.1      Effects of Merger.

(a)        From and after the Effective Time and until further amended in accordance with law, (i) the Certificate of Incorporation of Halo as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company, and (ii) the Bylaws of Halo as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.

(b)       GVC, Halo and GVC Merger Corp, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the TBOC at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights and privileges of either Halo or GVC Merger Corp, the officers of the Surviving Company are fully authorized in the name of Halo and GVC Merger Corp or otherwise to take, and shall take, all such lawful and necessary action.

(c)        Subject to the provisions of Article VII and Article VIII hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place on or before September 30, 2009 (the “Closing Date”), at the offices of Troutman Sanders, LLP, 405 Lexington Avenue, 9th Floor, New York, New York, or such other time and place as Halo and GVC mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Texas Secretary of State in accordance with the TBOC. The Merger shall be effective when the Certificate of Merger is filed with the Texas Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Certificate of Merger is filed with the Texas Secretary of State.

2.2       Effect on Halo Capital Stock and GVC Merger Corp Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)        Each share of Halo Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be extinguished pursuant to this Section 2.2 and Dissenting Shares, if any) shall automatically be converted into and exchangeable for fully paid and nonassessable shares of GVC Series Z Preferred Stock at the Exchange Rate, rounded to the nearest 7th decimal place.

(b)       Each share of Halo Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged and convertible in accordance with its terms.

(c)        All shares of Halo Common Stock held at the Effective Time by Halo as treasury stock, if any, will be canceled and no payment will be made with respect to those shares.

(d)       Each share of Halo Common Stock issued and outstanding immediately prior to the Effective Time and owned by GVC Merger Corp or GVC, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(e)        All shares of common stock, $0.01 par value per share, of GVC Merger Corp issued and outstanding immediately prior to the Effective Time will be converted into and become, in the aggregate, one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

(f)        At the Effective Date, GVC shall assume all of Halo’s rights and obligations under Halo’s 2007 Stock Plan, as amended (the “Stock Option Plan”), as well as Halo’s obligations under the stock options granted by Halo on or prior to the Effective Date to purchase up to a maximum of 2,950,000 shares of Halo Common Stock pursuant to the Stock Option Plan to the extent such options have not, prior to the Effective Date, been exercised, cancelled or terminated nor expired (collectively the “Options”). The Options shall be assumed in accordance with the terms and conditions of the Stock Option Plan, except that, from and after the Effective Time: (i) all actions to be taken under the Stock Option Plan or the Options by the Board of

Directors of Halo or a committee thereof shall be taken by the Board of Directors of GVC or a committee thereof, (ii) each Option shall evidence the right to purchase a number of whole and fractional shares of GVC Series Z Preferred Stock (rounded to the nearest 7th decimal place) equal to the number of shares of Halo Common Stock into which such Option is exercisable immediately prior to the Effective Date multiplied by the Exchange Rate, (iii) the new option price for each share of GVC Series Z Preferred Stock issuable upon exercise of an Option shall be determined by dividing the option exercise price immediately prior to the Effective Date by the Exchange Rate (rounded to the nearest cent) and (iv) all references in the Options and the Stock Option Plan to Halo and Halo Common Stock shall be deemed to be references to GVC and GVC Series Z Preferred Stock, respectively, after giving effect to the adjustments pursuant to clauses (ii) and (iii). Notwithstanding the provisions set forth in clause (iii) above, with respect to each Option intended to be an “incentive stock option” under Section 422 of the Code, if the new option price calculated pursuant to clause (iii) would cause any such Option not to satisfy the requirements of Section 424(a) of the Code and Treasury Regulation § 1.425-1(a)(1)(i), the new exercise price with respect to that Option will be increased to the minimum price that it could be and still satisfy the requirements of that regulation. GVC agrees to use its best efforts to take such other steps as are necessary to ensure that those Options which are deemed “incentive stock options” under Section 422 of the Code remain “incentive stock options.”

2.3       Rights of Holders of Halo Common Stock. On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of Halo Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2, if any) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole and fractional shares of GVC Series Z Preferred Stock (rounded to the nearest 7th decimal place) into which such shares of Halo Common Stock shall have been exchanged pursuant to Section 2.2(a) above. In any matters relating to such certificates of Halo Common Stock, GVC may rely conclusively upon the record of stockholders maintained by Halo containing the names and addresses of the holders of record of Halo Common Stock on the Effective Date. Shares of GVC Series Z Preferred Stock shall have the terms, rights and preferences substantially set forth in the Series Z Certificate of Designation. The record holder of each such outstanding certificate representing shares of Halo Common Stock, shall, after the Effective Date, be entitled to vote the shares of GVC Series Z Preferred Stock on any matters on which the holders of record of GVC Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.

2.4       Procedure for Exchange of Halo Common Stock.

(a)        After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Halo Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2, if any), upon surrender of such certificates to the Secretary of GVC, shall be entitled to receive certificates representing the number of shares of GVC Series Z Preferred Stock into which shares of Halo Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.2(a) hereof. GVC shall not be obligated to deliver any such shares of GVC Series Z Preferred Stock to which any former holder of shares of Halo Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Halo Common Stock shall be canceled. If there is a transfer of Halo Common Stock ownership which is not registered in the transfer records of Halo, a certificate representing the proper number of shares of GVC Series Z Preferred Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of GVC, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of GVC Series Z Preferred Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of GVC that such tax has been paid or is not applicable, and (z) the issuance of such GVC Series Z Preferred Stock constitutes a valid “private placement” under the Securities Act.

(b)       All shares of GVC Series Z Preferred Stock issued upon the surrender for exchange of Halo Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Halo Common Stock.

(c)        Any shares of GVC Series Z Preferred Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by GVC of a written opinion of counsel reasonably satisfactory to GVC to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. GVC has been a “shell company” and, as such, pursuant to paragraph (i) of Rule 144 promulgated by the SEC under the Securities Act (“Rule 144”), shares of GVC Series Z Preferred Stock (and shares of GVC Common Stock into which shares of GVC Series Z Preferred Stock become convertible) may not be sold under Rule 144 until one year has elapsed after the later of the Effective Time and the date GVC has filed with the SEC current “Form 10 information” (as defined in Rule 144(i)) and provided, in any event, that, at the time of sale, GVC remains subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and GVC has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months. Restrictive legends shall be placed on all certificates representing shares of GVC Series Z Preferred Stock issued in the Merger, and on all certificates representing shares of GVC Common Stock into which shares of GVC Series Z Preferred Stock become convertible, substantially as follows:

“NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.

THE CORPORATION WILL FURNISH, WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS, THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF WHICH THE CORPORATION IS AUTHORIZED TO ISSUE AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. ANY SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE CORPORATION.”

(d)       In the event any certificate for Halo Common Stock shall have been lost, stolen or destroyed, GVC shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the GVC Series ZPreferred Stock as may be required pursuant to this Agreement; provided, however, that GVC, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against GVC or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.5       Dissenting Shares. Shares of Halo Common Stock held by stockholders of Halo who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section

10.356 of the TBOC (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of GVC Series Z Preferred Stock pursuant to Section 2.2 above, but the holders thereof shall be entitled only to such rights as are granted by Chapter 10, Subchapter H of the TBOC. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Chapter 10, Subchapter H of the TBOC shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under the TBOC, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive shares of GVC Series Z Preferred Stock from GVC as provided in Section 2.2 above. Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.

2.6       Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors and officers of Halo immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Formation and Bylaws of the Surviving Company and applicable law.

2.7       Directors and Officers of GVC. At the Closing, the Board of Directors of GVC shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take the following actions, to be effective upon the Effective Time: (i) increase the size of the Board of Directors of GVC to six (6) persons; and (ii) resign as directors, with the exception of Bernard Zimmerman, who shall resign as Chairman of the Board of Directors of GVC but who shall not be removed from the Board of Directors of GVC for a period of at least one (1) year following the Effective Date. Further, the officers of GVC immediately prior to the Closing shall resign from their officer positions with GVC. Immediately following such director and officer resignations, Bernard Zimmerman (in his capacity as director of GVC) shall elect to the Board of Directors of GVC the persons specified by Halo in the Schedule 14f-1 distributed to GVC stockholders of record (the “Schedule 14f-1”), which election shall be effective upon the Effective Time. Subject to applicable law, GVC shall take all action reasonably requested by Halo, but consistent with the Certificate of Incorporation and Bylaws of GVC, that is reasonably necessary to effect any such election or appointment of the designees of Halo to GVC’s Board of Directors, including promptly hereafter mailing to GVC’s stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Halo shall supply GVC all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 2.7 are in addition to and shall not limit any rights which Halo or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of GVC as a matter of law with respect to the election of directors or otherwise. The newly-appointed directors and officers of GVC shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of GVC and applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HALO

Halo hereby represents and warrants to GVC and GVC Merger Corp as follows (with all references in this Article III to Halo, to include Halo’s Subsidiaries):

3.1       Organization and Qualification. Halo is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the requisite corporate power to carry on its business as now conducted. The copies of the Certificate of Formation and Bylaws of Halo that have been made available to GVC prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective

Date. To Halo’s Knowledge, Halo is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Halo or the Surviving Company.

3.2       Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by Halo and the consummation by Halo of the transactions contemplated hereby have been duly authorized by the Board of Directors of Halo and, except for approval of this Agreement and the Merger by the requisite vote or consent of Halo’s stockholders (the “Requisite Halo Stockholder Vote”), no other corporate proceedings on the part of Halo are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Halo and, assuming it is a valid and binding obligation of GVC and GVC Merger Corp, constitutes a valid and binding obligation of Halo enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Halo is not subject to, or obligated under, any provision of (a) its Certificate of Formation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Halo or the Surviving Company. Except for (x) approvals under applicable Blue Sky laws and (y) the filing of the Certificate of Merger with the Secretary of State of Texas, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Halo for the consummation by Halo of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Halo or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

3.3       Capitalization.

(a)        The authorized, issued and outstanding shares of capital stock of Halo as of the date hereof are correctly set forth on Schedule 3.3(a), which will be updated prior to the Effective Date; provided, however, that the number of authorized shares of Halo Common Stock shall not be less than the number of shares of Halo Common Stock that would be outstanding on a fully-diluted basis on the Effective Date. The issued and outstanding shares of capital stock of Halo are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to Halo’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described on Schedule 3.3(a), Halo has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 3.3(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Halo and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Halo any shares of capital stock or other securities of Halo of any kind. Except as set forth on Schedule 3.3(a), there are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Halo to repurchase or otherwise acquire any shares of its capital stock.

(b)       Except as contemplated by this Agreement, Halo is not a party to, and, to Halo’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Halo.

3.4       Litigation. To Halo’s Knowledge, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Halo, threatened against Halo, at law or in equity, or before or by, and Halo has not received any requests (formal or informal) for information or documents from, any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than in the process of obtaining licenses.

3.5       Subsidiaries. Schedule 3.5 correctly sets forth the name and jurisdiction of incorporation of each subsidiary of Halo (each a “Halo Subsidiary” and collectively, the “Halo Subsidiaries”). Except as disclosed on Schedule 3.5, all of the issued and outstanding shares of capital stock of each Halo Subsidiary are owned directly by Halo free and clear of any option, lien, pledge, security interest, encumbrance or charge of any kind. All of the outstanding shares of capital stock of each Halo Subsidiary have been, and on the Effective Date will be, duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 3.5, Halo does not, and on the Effective Date will not, own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other Person that is not a Halo Subsidiary.

3.6      Tax Matters.

(a)        (i) Halo has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Halo Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Halo Returns are complete and accurate in all material respects; (iii) Halo has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) Halo has established on the Halo Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) Halo has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)       There are no liens for Taxes upon any assets of Halo, except liens for Taxes not yet due.

(c)        No deficiency for any Taxes has been asserted, assessed or, to Halo’s Knowledge, proposed against Halo that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by Halo regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Halo Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Halo by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Halo, is any such Tax audit or other proceeding threatened with regard to any Taxes or Halo Returns. Halo does not expect the assessment of any additional Taxes of Halo for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Halo which would exceed the estimated reserves established on its books and records.

(d)       Halo is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Halo not to be deductible (in whole or in part) under Section 280G of the Code. Halo is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Halo with respect to Taxes. Halo is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Halo has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. No claim has ever been made by a taxing authority in a jurisdiction where Halo does not currently file Halo Returns that Halo is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Halo. Halo has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. Halo is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes. Halo has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.

(e)        Halo has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)        Halo has not requested any extension of time within which to file any Halo Return, which return has not since been filed.

3.7      Contracts and Commitments.

(a)        Schedule 3.7 hereto lists the following agreements, whether oral or written, to which Halo is a party, which are currently in effect, and which relate to the operation of Halo’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase, restricted stock or stock option plan or other equity compensation plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) contract, agreement or understanding relating to the voting of Halo Common Stock or the election of directors of Halo, other than the Voting Agreement; (vii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Halo; (viii) guaranty of any obligation for borrowed money or otherwise; (ix) lease or agreement under which Halo is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000; (x) lease or agreement under which Halo is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $50,000; (xi) contract which prohibits Halo from freely engaging in business anywhere in the world; (xii) contract or commitment for capital expenditures in excess of $50,000; (xiii) agreement for the sale of any capital asset; or (xiv) other agreement which is either material to Halo’s business or was not entered into in the ordinary course of business.

(b)       To Halo’s Knowledge, Halo has performed all obligations required to be performed by it in connection with the contracts, understandings, arrangements or commitments required to be disclosed in Schedule 3.7 hereto and is not in receipt of any claim of default under any contract, understanding, arrangement or commitment required to be disclosed under such caption; Halo has no present expectation or intention of not fully performing any material obligation pursuant to any contract, understanding, arrangement or commitment required to be disclosed under such caption; and Halo has no Knowledge of any breach or anticipated breach by any other party to any contract, understanding, arrangement or commitment required to be disclosed under such caption.

3.8      Affiliate Transactions. Except as set forth in Schedule 3.8 hereto, and other than pursuant to this Agreement, no officer, director or employee of Halo, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than five percent of whose stock is beneficially owned by any of such persons) (collectively “Halo Insiders”), has any agreement with Halo (other than normal employment arrangements set forth on Schedule 3.7) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Halo (other than ownership of capital stock of Halo). Except as set forth on Schedule 3.8, Halo is not indebted to any Halo Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Halo Insider is indebted to Halo (except for cash advances for ordinary business expenses). None of the Halo Insiders has any direct or indirect interest in any competitor, supplier or customer of Halo or in any person, firm or entity from whom or to whom Halo leases any property, or in any other person, firm or entity with whom Halo transacts business of any nature. For purposes of this Section 3.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

3.9      Compliance with Laws; Permits.

(a)        Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Halo or the Surviving Company, to Halo’s Knowledge, Halo has complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Halo, and Halo has not received any notice, alleging a violation of any such laws, regulations or other requirements. Halo is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to GVC after it acquires Halo’s properties, assets and business.

(b)       Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Halo or the Surviving Company, Halo has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (collectively, the “Halo Permits”), and to the Knowledge of Halo, Halo has conducted its business in compliance with all material terms and conditions of the Halo Permits.

3.10    Financial Statements. Halo has made available to GVC audited balance sheets of Halo as of December 31, 2007 and 2008, unaudited but reviewed balance sheets of Halo as of March 31, 2009 and June 30, 2009, the related audited and unaudited statements of income of Halo for the years, three months and six months, as applicable, then ended, and statements of changes in stockholders’ equity and cash flows of Halo for the years and six months, as applicable, then ended (the “Halo Financial Statements”). The Halo Financial Statements have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Halo and subsidiaries on a consolidated basis as of the dates of and for the periods referred to in the Halo Financial Statements.

3.11    Books and Records. The books of account, minute books, stock record books, and other records of Halo, complete copies of which have been made available to GVC, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Halo or the Surviving Company. At the Closing, all of Halo’s records will be in the possession of Halo.

3.12    Real Property. Halo does not own any real property. Schedule 3.12 contains an accurate list of all interests of Halo in any real property, and such real property constitutes the only real property used in Halo’s business.

3.13    Insurance. The insurance policies owned and maintained by Halo that are material to Halo are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Halo is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Halo has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.14    No Undisclosed Liabilities. Except as reflected in the balance sheet of Halo at June 30, 2009 (the “Halo Latest Balance Sheet”) and liabilities which have arisen after the date of the Halo Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability), Halo has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

3.15    Environmental Matters. None of the operations of Halo involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.16    Absence of Certain Developments. Except as disclosed in the Halo Financial Statements or as otherwise contemplated by this Agreement, since the date of the Halo Latest Balance Sheet, Halo has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on Halo or the Surviving Company, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Halo’s obligations pursuant to this Agreement, (iii) any material change by Halo in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Halo or any redemption, purchase or other acquisition of any of Halo’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Halo, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Halo, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Halo, (vii) any amendment to the Certificate of Formation or Bylaws of Halo, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by Halo, (x) purchase, sale, assignment or transfer of any material assets by Halo, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Halo, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Halo or the Surviving Company, or (z) cancellation, compromise, release or waiver by Halo of any rights of material value or any material debts or claims, (ix) any incurrence by Halo of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Halo, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Halo is a party or by which it is bound, (xiii) entry by Halo into any loan or other transaction with any officers, directors or employees of Halo, (xiv) any charitable or other capital contribution by Halo or pledge therefore, (xv) entry by Halo into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by the Halo to do any of the things described in the preceding clauses (i) through (xv).

3.17    Employee Benefit Plans.

(a)        Schedule 3.17(a) lists all (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of Halo, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Halo, in the case of a plan described in (i) or (ii) above, that is currently maintained by Halo or with respect to which Halo has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Halo Plans”). Halo has heretofore made available to GVC true and complete copies of the Halo Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b)       No Halo Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

(c)        There is no proceeding pending or, to Halo’s Knowledge, threatened against the assets of any Halo Plan or, with respect to any Halo Plan, against Halo other than proceedings that would not reasonably be expected to result in a material liability, and to Halo’s Knowledge there is no proceeding pending or threatened in writing against any fiduciary of any Halo Plan other than proceedings that would not reasonably be expected to result in a material liability.

(d)       Each of the Halo Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e)        Each of the Halo Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f)        No director, officer or employee of Halo will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Halo Plan solely as a result of consummation of the transactions contemplated by this Agreement.

3.18    Employee Relations. To the Knowledge of Halo, (i) neither any executive employee of Halo nor any group of Halo’s employees has any plans to terminate his, her or its employment; (ii) Halo has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against Halo nor is Halo aware of any facts that would give rise to such a claim; (iv) to the Knowledge of Halo, no employee of Halo is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Halo; and (v) no employee or former employee of Halo has any claim with respect to any intellectual property rights of Halo.

3.19    Proprietary Information and Inventions. To Halo’s Knowledge, no current or former Halo employee, consultant or advisory board member who is party to a non-disclosure agreement has breached that non-disclosure agreement. To Halo’s Knowledge, no current Halo employee, consultant or advisory board member who is party to an employment agreement with Halo has breached the non-disclosure provisions of that agreement.

3.20    Intellectual Property.

(a)       To its Knowledge, Halo owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “Halo Intellectual Property”):

(i)        patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(ii)       registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(iii)      registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(iv)      trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable) (collectively, “Know-How”);

(v)       software (together with Patents, Copyrights, Trademarks, and Know-How, “Intellectual Property”).

(b)       Set forth on Schedule 3.20(b) is a complete and accurate list of all Patents, Trademarks, registered or material Copyrights and software owned by Halo.

(c)        To its Knowledge, Halo has exclusive rights to the Halo Intellectual Property owned by it (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances. No Copyright registration, Trademark registration, or Patent of Halo has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to Halo’s Knowledge, threatened opposition or cancellation proceeding in any country.

(d)       To Halo’s Knowledge (1) neither the conduct of Halo’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the Halo Intellectual Property by any Person. There are no claims pending or, to Halo’s Knowledge, threatened (1) alleging that Halo’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the Halo Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the Halo Intellectual Property.

(e)        Halo is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the Halo Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Halo or the Surviving Company.

3.21     Tax-Free Reorganization. Neither Halo nor, to Halo’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.22     Vote Required. The affirmative vote or consent of two-thirds of the holders of the outstanding shares of Halo Common Stock is the only vote of the holders of any class or series of Halo capital stock necessary to approve the Merger.

3.23     Full Disclosure. The representations and warranties of Halo contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Halo has Knowledge that has not been disclosed to GVC pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Halo or the Surviving Company or materially adversely affect the ability of Halo to consummate in a timely manner the transactions contemplated hereby.

3.24     No Brokers or Finders. Neither Halo nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GVC AND GVC MERGER CORP

GVC and GVC Merger Corp hereby represent and warrant to Halo as follows (for purposes of this Article IV, all references to GVC shall include GVC and GVC’s Subsidiaries):

4.1       Organization and Qualification. GVC and GVC Merger Corp are, and on the Effective Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Texas, respectively, and each has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. Each GVC Subsidiary is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction. The copies of the Certificate of Incorporation and Bylaws of GVC and the Certificate of Formation and Bylaws of GVC Merger Corp that have been made available to Halo on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. Each of GVC and the GVC Subsidiaries is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on GVC or any GVC Subsidiary.

4.2       Authority Relative to this Agreement; Non-Contravention. Each of GVC and GVC Merger Corp has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by GVC and GVC Merger Corp, and the consummation by GVC and GVC Merger Corp of the transactions contemplated hereby have been duly authorized by the Boards of Directors of GVC and GVC Merger Corp. No further corporate proceedings on the part of GVC or GVC Merger Corp are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by GVC. This Agreement has been duly executed and delivered by GVC and GVC Merger Corp and, assuming it is a valid and binding obligation of Halo, constitutes a valid and binding obligation of GVC and GVC Merger Corp enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. GVC is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on GVC. Except for (x) approvals under applicable Blue Sky laws and (y) the filing of the Certificate of Merger with the Texas Secretary of State, the filing of the Series Z Certificate of Designation with the Delaware Secretary of State, the filing with the SEC of Current Reports on Form 8-K with respect to the execution and closing of this Agreement, and the filing with the SEC of the Schedule 14f-1, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of GVC or GVC Merger Corp for the consummation by GVC or GVC Merger Corp of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on GVC or GVC Merger Corp, or adversely affect the consummation of the transactions contemplated hereby.

4.3      Capitalization.

(a)        The authorized, issued and outstanding shares of capital stock of GVC as of the date hereof are correctly set forth on Schedule 4.3(a), and shall remain as set forth on Schedule 4.3(a) up to the Effective Date. The issued and outstanding shares of capital stock of GVC are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to GVC’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. GVC has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by GVC and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from GVC any shares of capital stock or other securities of GVC of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require GVC to repurchase or otherwise acquire any shares of its capital stock.

(b)       GVC is not a party to, and, to GVC’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of GVC.

(c)        The authorized capital of GVC Merger Corp consists of 1,000 shares of common stock, par value $.01 per share, all of which are, and on the Effective Date will be, issued and outstanding and held of record by GVC. The issued and outstanding shares of capital stock of GVC Merger Corp are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and, to GVC’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from GVC Merger Corp any shares of capital stock or other securities of GVC Merger Corp of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require GVC Merger Corp to repurchase or otherwise acquire any shares of its capital stock.

4.4       Exchange Act Reports. Prior to the date of this Agreement, GVC has made available to Halo complete and accurate copies of (a) GVC’s Annual Reports on Form 10-K for the year ended June 30, 2009 and Form 10-KSB for the years ended June 30, 2007 and 2008 (collectively, the “GVC 10-K Reports”), as filed with the SEC and (b) all Current Reports on Form 8-K, as filed with the SEC after June 30, 2007 (the “GVC 8-K Reports” and, together with the GVC 10-K Reports, the “GVC SEC Filings”). GVC has filed no proxy or information statements or annual reports to stockholders. As of their respective dates or as subsequently amended prior to the date hereof, each of the GVC SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. The financial statements (including footnotes thereto) included in or incorporated by reference into the GVC 10-K Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of GVC as of the dates thereof and results of operations for the periods referred to therein. Since July 1, 2007, GVC has filed in a timely manner all reports that it was required to file with the SEC pursuant to Section 13(a), 14(a), 14(c) and 15(d) of the Exchange Act.

4.5       Litigation. As of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of GVC, threatened against GVC, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.6       Subsidiaries. Schedule 4.6 correctly sets forth the name and jurisdiction of incorporation of each subsidiary of GVC (each a “GVC Subsidiary” and collectively, the “GVC Subsidiaries”). Except as disclosed on Schedule 4.6, all of the issued and outstanding shares of capital stock of each GVC Subsidiary are owned directly by GVC free and clear of any option, lien, pledge, security interest, encumbrance or charge of any kind. All of the outstanding shares of capital stock of each GVC Subsidiary have been, and on the Effective Date will be, duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 4.6, GVC does not, and on the Effective Date will not, own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other Person that is not a GVC Subsidiary.

4.7      Tax Matters.

(a)        (i) GVC has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“GVC Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such GVC Returns are complete and accurate in all material respects; (iii) GVC has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) GVC has established on the GVC Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; (v) GVC has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)       There are no liens for Taxes upon any assets of GVC, except liens for Taxes not yet due.

(c)        No deficiency for any Taxes has been asserted, assessed or, to GVC’s Knowledge, proposed against GVC that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by GVC regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or GVC Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to GVC by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of GVC, is any such Tax audit or other proceeding threatened with regard to any Taxes or GVC Returns. GVC does not expect the assessment of any additional Taxes of GVC for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of GVC which would exceed the estimated reserves established on its books and records.

(d)       GVC is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by GVC not to be deductible (in whole or in part) under Section 280G of the Code. GVC is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by GVC with respect to Taxes. GVC is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. GVC has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. No claim has ever been made by a taxing authority in a jurisdiction where GVC does not currently file GVC Returns that GVC is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of GVC. GVC has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. GVC is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.

(e)        GVC has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

4.8      Contracts and Commitments.

(a)        GVC is not a party to any of the following, whether oral or written, which are currently in effect, and which relate to the operation of GVC’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of GVC Common Stock or the election of directors of GVC; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of GVC; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which GVC is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (xi) lease or agreement under which GVC is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (xii) contract which prohibits GVC from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by GVC in connection with the Intellectual Property rights; (xiv) contract or commitment for capital expenditures in excess of $10,000; (xv) agreement for the sale of any capital asset; (xvi) contract with any GVC Subsidiary any Affiliate thereof or of GVC (other than for employment on customary terms); (xvii) contracts, understandings, arrangements or commitments with respect to the Merger Corp and/or use by GVC of Intellectual Property of others or by others of Intellectual Property of GVC; or (xviii) other agreement which is either material to GVC’s business or was not entered into in the ordinary course of business.

(b)       To GVC’s Knowledge, GVC has performed all obligations required to be performed by GVC in connection with all contracts, understandings, arrangements and commitments to which GVC is a party and is not in receipt of any claim of default under any such contract, understanding, arrangement or commitment; GVC has no present expectation or intention of not fully performing any material obligation pursuant to any such contract, understanding, arrangement or commitment; and GVC has no Knowledge of any breach or anticipated breach by any other party to any such contract, understanding, arrangement or commitment.

4.9       Affiliate Transactions. No officer, director or employee of GVC, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than one percent of whose stock is beneficially owned by any of such persons) (collectively “GVC Insiders”), has any agreement with GVC or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of GVC (other than ownership of capital stock of GVC Subsidiaries). GVC is not indebted to any GVC Insider (except for reimbursement of ordinary business expenses) and no GVC Insider is indebted to GVC (except for cash advances for ordinary business expenses). No GVC Insider has any direct or indirect interest in any competitor, supplier or customer of GVC or in any person, firm or entity from whom or to whom GVC leases any property, or in any other person, firm or entity with whom GVC transacts business of any nature. For purposes of this Section 4.9, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

4.10   Compliance with Laws; Permits.

(a)        Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on GVC, GVC has complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against GVC, and GVC has not received any notice, alleging a violation of any such laws, regulations or other requirements. GVC is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Halo after it acquires GVC’s properties, assets and business.

(b)       Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on GVC or GVC Merger Corp, GVC has, in full force and effect, all licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties (collectively, the “GVC Permits”), and to the Knowledge of GVC, GVC has conducted its business in compliance with all material terms and conditions of the GVC Permits.

4.11     Validity of the GVC Preferred Stock. The shares of GVC Series Z Preferred Stock to be issued to holders of Halo Common Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

4.12     Books and Records. The books of account, minute books, stock record books, and other records of GVC, complete copies of which have been made available to Halo, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GVC. At the Closing, all of GVC’s records will be in the possession of GVC.

4.13     Real Property. GVC does not own any real property. Schedule 4.13 contains an accurate list of all interests of GVC in any real property, and such real property constitutes the only real property used in GVC’s business.

4.14     Insurance.  GVC has no insurance policies.

4.15     No Undisclosed Liabilities. Except as reflected in the consolidated balance sheet of GVC at June 30, 2009 included in the GVC 10-K Report for the fiscal year then ended (the “GVC Latest Balance Sheet”), liabilities which have arisen after the date of the GVC Latest Balance Sheet in the ordinary course of business and as contemplated in Section 6.2, GVC has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

4.16     Environmental Matters. None of the operations of GVC involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

4.17     Absence of Certain Developments. Except as set forth in Schedule 4.17 or as disclosed in the GVC SEC Filings or as otherwise contemplated by this Agreement, since July 1, 2007, GVC has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on GVC, (ii) any event that would reasonably be expected to prevent or materially delay the performance of GVC’s obligations pursuant to this Agreement, (iii) any material change by GVC in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of GVC or any redemption, purchase or other acquisition of any of GVC’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of GVC, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of GVC, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by GVC, (vii) any amendment to the Certificate of Incorporation or Bylaws of GVC except an amendment to the Bylaws of GVC as reflected in a Current Report on Form 8-K filed with the SEC on November 8, 2007 to permit the issuance of uncertificated shares, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by GVC, (x) purchase, sale, assignment or transfer of any material assets by GVC, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of GVC, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on GVC, or (z) cancellation, compromise, release or waiver by GVC of any rights of material value or any material debts or claims, (ix) any incurrence by GVC of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of GVC, (xi) entry by GVC into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which GVC is a party or by which any of them is bound, (xiii) entry by GVC into any loan or other transaction with any officers, directors or employees of GVC, (xiv) any charitable or other capital contribution by GVC or any GVC Subsidiary or pledge therefore, (xv) entry by GVC into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by GVC to do any of the things described in the preceding clauses (i) through (xv).

4.18    Employee Benefit Plans.

(a)        GVC does not have any (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, or (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of GVC, in the case of a plan described in (i) or (ii) above, that is currently maintained by GVC or with respect to which GVC has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect.

(b)       No director, officer, or employee of GVC will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) solely as a result of consummation of the transactions contemplated by this Agreement.

4.19    Employees.  GVC has no employees.

4.20     Proprietary Information and Inventions. No current GVC employee, consultant, and advisory board member is party to either a non-disclosure agreement or an alternative employment agreement with GVC containing comparable non-disclosure provisions.

4.21    Intellectual Property.

(a)        GVC does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the “GVC Intellectual Property”).

(b)       To GVC’s Knowledge, GVC is not infringing upon the proprietary rights of any Person. There are no claims pending or, to GVC’s Knowledge, threatened alleging that GVC is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c)        GVC is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on GVC.

4.22    Tax Free Reorganization. Neither GVC nor, to GVC’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.23    Financial Statements. The financial statements of GVC included in the GVC SEC Filings have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of GVC as of the dates of and for the periods referred to in such financial statements.

4.24     Full Disclosure. The representations and warranties of GVC and GVC Merger Corp contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which GVC or GVC Merger Corp has Knowledge that has not been disclosed to Halo pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on GVC or GVC Merger Corp, or materially adversely affect the ability of GVC or GVC Merger Corp to consummate in a timely manner the transactions contemplated hereby.

4.25     No Brokers or Finders. None of GVC or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

5.1       Conduct of Business by GVC. From the date of this Agreement to the Effective Date, unless Halo shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, GVC shall not, directly or indirectly, (a) amend its Certificate of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of GVC, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of GVC, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and GVC’s past custom and practice, (f) issue or sell any shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, Merger Corp of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return or (i) incur any expenses or other liabilities other than in the ordinary course of business consistent with past practice.

5.2       Conduct of Business by Halo. From the date of this Agreement to the Effective Date, unless GVC shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, Halo shall not, directly or indirectly, (a) amend its Certificate of Formation (except to increase the authorized shares of Halo Common Stock to a number that will not be less than the number of shares of Halo Common Stock that would be outstanding on a fully-diluted basis on the Effective Date) or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Halo, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Halo, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Halo’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, privileges or rights of any kind to acquire any shares of, any of its capital stock, except (i) in connection with the conversion or exercise of Halo Preferred Stock or options to purchase Halo Common Stock outstanding on the date of this Agreement, (ii) Halo may issue Halo Common Stock or one or more new series of preferred stock at an issuance price having a weighted average of at least $1.59 per share,

(iii) Halo may issue options which are exercisable for Halo Common Stock provided the exercise prices thereof are at least a weighted average of $1.59 per share and (iv) Halo may issue convertible debt or convertible preferred stock provided the conversion or exercise price thereof is a weighted average of at least $1.59 per share, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1       Governmental Filings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2       Expenses. Except as otherwise provided in this Agreement, in the event that the transaction contemplated by this Agreement does not close, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except that, subject to the provisions of the last paragraph of Section 8.1, Halo shall pay, and reimburse GVC for those expenses incurred by GVC which are associated with the preparation, printing and distribution of the Schedule 14f-1 and conducting any broker search under Rules 14a-13 or 14c-7 in connection with action to be taken in order for GVC to have a sufficient number of authorized shares of GVC Common Stock to enable conversion of all of the Series Z Preferred Stock to be issued hereunder. In the event that the transaction contemplated by this Agreement does close, Halo shall pay (a) its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, (b) the costs and expenses incurred by GVC in connection with this Agreement and the transactions contemplated hereby, and (c) the amounts payable by GVC as set forth in a letter provided by GVC to Halo on the date hereof (and provide to Mr. Bernard Zimmerman evidence of payment of such amounts payable); provided, that the aggregate amount expended by Halo pursuant to items (b) and (c) of this sentence (exclusive of the costs associated with the preparation, printing and distribution of the Schedule 14f-1, the broker search referred to above, and preparation of a Current Report on Form 8-K related to the consummation of the transactions contemplated by this Agreement, including the “Form 10 information” (as defined in Rule 144(i))) shall not exceed $250,000 plus the amount of cash GVC will have on hand immediately prior to the Effective Time.

6.3       Due Diligence; Access to Information; Confidentiality. (a) Prior to the date hereof, Halo and GVC have afforded, and between the date hereof and the Closing Date, Halo and GVC shall afford, to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall continue to permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) relating to the assets or business activities in which the requesting party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that the requesting party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)       Halo and GVC each agree that it will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder and if, for any reason, the transactions contemplated by this Agreement are not consummated, neither GVC nor Halo nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement. Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with evaluating the Merger and the transactions contemplated hereunder. Each agrees that it will, within ten (10) days of the other party’s request, re-deliver to such party all paper copies of the other party’s Evaluation Material in its possession or in the possession of its Affiliates or Representatives.

(c)        In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any legal proceeding or government request to disclose any Evaluation Material, such party will give the other party prompt notice of such request so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and the parties will cooperate to obtain such protective order. In the event such protective order is not obtained, the party that provided such Evaluation Material waives compliance with the relevant provisions of this Section, and the party from which such Evaluation Material was requested (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed.

(d)        The provisions of the Section shall not apply to information which:

(i)	is or becomes generally available to the public other than as a result of a disclosure by the party to whom such information was provided, its affiliates or Representatives;

(ii)	was available to the party to whom such information was provided on a non-confidential basis prior to its disclosure;
(iii)

becomes available to the party to whom such information was provided on a non-confidential basis from a source other than the party that provided such information or its agents, advisors or Representatives;

(iv)	developed by the party to whom such information was provided independently of any disclosure by the other party; or
(v)	is disclosed in compliance with Section 6.3(c).

(e)        This Section 6.3 shall not prohibit the disclosure of information required to be disclosed under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

(f)        GVC and Halo each agree that money damages would not be sufficient to remedy any breach by the other party of the confidentiality obligations of this Section, and that, in addition to all other remedies, each party against which a breach of this Section has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

6.4       Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation § 1.368-2(g) and 1.368-3(a). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws); except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

6.5       Press Releases. Halo and GVC shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following a reasonable period of time (in light of the circumstances) for compliance with the next sentence, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.6       Securities Reports. GVC shall timely file with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. GVC agrees to provide to Halo copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two (2) days after the date such reports or other documents are filed with the SEC.

6.7       Private Placement. Each of Halo and GVC shall take all necessary action on its part such that the issuance of the Merger Consideration to the holders of Halo Common Stock constitutes a valid “private placement” under the Securities Act. Without limiting the generality of the foregoing, Halo shall (1) provide each holder of Halo Common Stock with a stockholder qualification questionnaire in the form reasonably acceptable to both GVC and Halo (a “Stockholder Questionnaire”) and (2) use its best efforts to cause each holder of Halo Common Stock to attest that (i) such stockholder is acquiring the Merger Consideration for his, her or its sole account, for investment and not with a view to the resale or distribution thereof and (ii) that stockholder either (A) is an “accredited investor,” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both GVC and Halo to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

6.8       Amendment to Certificate of Incorporation of GVC. After the Effective Date, GVC shall promptly seek stockholder approval to amend its Certificate of Incorporation to (a) increase the number of authorized shares of GVC Common Stock and/or (b) effectuate a reverse split of GVC Common Stock in a ratio not to exceed one share for each 10 issued shares of GVC Common Stock, so as to permit the conversion into GVC Common Stock of the shares of GVC Series Z Preferred Stock issued and reserved for issuance.

6.9      Consent of Halo Stockholders; Materials to Stockholders.

(a)        Halo shall, in accordance with the TBOC and its Certificate of Formation and By-laws, use its best efforts to obtain the written consent of the Requisite Halo Stockholder Vote to approve this Agreement and the Merger.

(b)       Halo shall as promptly as practicable following the date of this Agreement prepare and mail to Halo stockholders all information as may be required to comply with the TBOC and the Securities Act.

Upon execution of this Agreement, the majority common stockholders of Halo shall enter into a voting agreement in substantially the form attached hereto as Exhibit C (the “Voting Agreement”), pursuant to which such common stockholders shall agree to vote (via the execution of written consents) all shares of Halo Common Stock held by such stockholders in favor of approval of the Merger and this Agreement.

6.10    No Solicitation.

(a)        Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither GVC nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that GVC may engage in such discussion and provide such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if the Board of Directors of GVC determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of GVC. GVC will promptly advise Halo if it receives a proposal or inquiry with respect to the matters described above.

(b)       Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither Halo nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination.

6.11     Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

6.12     Registration Rights Agreement. GVC shall enter into a registration rights agreement, in substantially the form attached hereto as Exhibit D (the “Registration Rights Agreement”), which shall provide for certain “piggy-back” registration rights to be granted by GVC with respect to the shares of GVC Common Stock held by the current Affiliates of GVC and the current Affiliates of Halo who are to receive GVC Common Stock upon conversion of such Affiliates’ GVC Series Z Preferred Stock.

6.13     Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

ARTICLE VII

CONDITIONS

7.1       Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)        No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)       Stockholder Approvals. This Agreement and the Merger shall have been approved by the Requisite Halo Stockholder Vote.

(c)        Section 14(f) Compliance. Ten days shall have elapsed since an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder has been filed with the SEC and transmitted to the stockholders of GVC in accordance with said Rule 14f-1.

(d)       Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by GVC, GVC Merger Corp, Halo or any of Halo’s Subsidiaries of all or a material portion of the business or assets of Halo or any of Halo’s Subsidiaries, or to compel GVC, GVC Merger Corp, Halo or any of Halo’s Subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of GVC or any GVC Subsidiary or of Halo or any of Subsidiary of Halo, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially and adversely affecting the transactions contemplated hereby or the business or operations of GVC, Halo or any of Halo’s Subsidiaries.

(e)        Governmental Action. There shall not be any action taken or threatened, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(d).

(f)        Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, The Nasdaq Stock Market, or any suspension of trading in GVC Common Stock, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets generally that would make completion of the Merger impossible.

7.2       Additional Conditions to Obligation of GVC and GVC Merger Corp. The obligation of GVC and GVC Merger Corp to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)        Representations and Compliance. The representations of Halo contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Halo shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b)       Officers’ Certificate. Halo shall have furnished to GVC and GVC Merger Corp a certificate of the Chief Executive Officer and the Treasurer of Halo, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c)        Secretary’s Certificate. Halo shall have furnished to GVC (i) copies of the text of the resolutions by which the corporate action on the part of Halo necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of Halo by its corporate secretary or one of its assistant corporate secretaries certifying to GVC that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of Halo by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Halo executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Halo, (iv) a copy of the Certificate of Formation of Halo, certified by the Secretary of State of Texas, and a certificate from the Secretary of State of Texas evidencing the good standing of Halo in such jurisdiction as of a day within three business days prior to the Closing Date.

(d)       Consents and Approvals. Halo shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Halo’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Halo or any license, franchise or permit of or affecting Halo.

(e)        Merger Certificate. Halo shall have executed and delivered for filing a copy of the Certificate of Merger.

(f)        Funds in Escrow. Halo shall have made arrangements for payment of (1) the costs and expenses incurred by GVC in connection with this Agreement and the transactions contemplated hereby and (2) the amounts payable by GVC set forth in a letter provided by GVC to Halo on the date hereof, in each instance in accordance with Section 6.2. Such arrangements shall include, at Halo’s discretion, placement of the sum of $250,000 into either (i) escrow in the client trust account for Scheef & Stone, L.L.P. or (ii) an account to be designated by GVC, with disbursement of funds from any such account (contemporaneously with Closing) to be made in either case upon written authorization from the Chief Executive Officer of Halo.

(g)       Registration Rights Agreement. GVC shall have entered into the Registration Rights Agreement.

(h)       Stockholder Questionnaire. Each of the holders of Halo Common Stock shall have executed and delivered to GVC a completed Stockholder Questionnaire that is accurate in all material respects and contains the attestations contemplated in clause (2) of Section 6.7.

(i)        Dissenters’ Rights. Holders of no more than three (3) percent of the outstanding shares of Halo Common Stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under Sections 10.351 through 10.368 of the TBOC.

7.3       Additional Conditions to Obligation of Halo. The obligation of Halo to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)        Representations and Compliance. The representations of GVC and GVC Merger Corp contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. GVC and GVC Merger Corp, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

(b)       Officers’ Certificate. GVC shall have furnished to Halo a certificate of the Chief Executive Officer and the Chief Financial Officer of GVC, dated as of the Effective Date, in which each of such officers shall certify that, to his best Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.

(c)        Secretary’s Certificate. GVC shall have furnished to Halo (i) copies of the text of the resolutions by which the corporate action on the part of GVC necessary to approve this Agreement and the Certificate of Merger, the election of the directors of GVC to serve following the Closing Date and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of GVC dated as of the Closing Date certifying to Halo that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of GVC by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of GVC executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the Certificate of Incorporation of GVC, certified by the Secretary of State of Delaware, and certificates from the Secretary of State of Delaware evidencing the good standing of GVC in such jurisdiction as of a day within three business days prior to the Closing Date.

(d)       Consents and Approvals. GVC and GVC Merger Corp shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of GVC’s or GVC Merger Corp’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting GVC or any GVC Subsidiary or any license, franchise or permit of or affecting GVC or any GVC Subsidiary.

(e)        Resignations. Each of the officers and non-continuing directors of GVC immediately prior to the Effective Time shall deliver duly executed resignations from their positions with GVC effective immediately after the Effective Time.

(f)        GVC Liabilities. As of the Effective Time, and after giving effect to the payments contemplated by items (b) and (c) of the second sentence of Section 6.2, GVC shall not have any liabilities. Further, (i) GVC shall have furnished to Halo on Schedule 6.2, a detailed listing (name, address, amount due) of the amounts payable by GVC to facilitate Halo’s payment thereof, and (ii) the law firms to which GVC owes legal fees shall have furnished to Halo written confirmation that amounts being paid to them pursuant to Section 6.2 shall resolve in full, all of GVC’s accrued liability for the payment of legal fees to them.

(g)       SEC Filings. (i) The Board of Directors of GVC shall have set the record date for the determination of stockholders entitled to vote by written consents (to be scheduled for a date agreed upon with Halo management) and (ii) GVC shall have commenced the broker search required by Rule 14c-7 under the Exchange Act.

(h)       Merger Certificate. GVC Merger Corp shall have executed a copy of the Certificate of Merger.

(i)        Dissenters’ Rights. Holders of no more than three (3) percent of the outstanding shares of Halo Common Stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under Sections 10.351 through 10.368 of the TBOC.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1      Termination. This Agreement may be terminated prior to the Effective Date:

(a)        by mutual consent of Halo and GVC, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b)       by GVC, if any representation of Halo set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;

(c)        by Halo, if any representation of GVC set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;

(d)       by GVC, if Halo fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.2(a) could not be satisfied;

(e)        by Halo, if GVC fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.3(a) could not be satisfied;

(f)        by Halo or GVC, if the conditions in Sections 7.2(i) and 7.3(i) are not met;

(g)       by either Halo or GVC if the Closing Date is not on or before October 30, 2009, or such later date as Halo and GVC may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement);

(h)       by GVC if, after complying with Section 6.10(a) and affording Halo ten (10) business days notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 6.10(a) (and, if Halo so elects, after good faith negotiations between GVC and Halo during such ten business day period, to attempt to make adjustments in the terms and conditions of this Agreement as would enable GVC to proceed with the Merger), the Board of Directors of GVC shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by Halo; and

(i)        by GVC if any key employee of Halo shall have prior to the Closing Date died, become disabled (within the meaning of Section 22(e)(3) of the Code), resigned or been terminated.

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party. In the event that GVC validly terminates this Agreement pursuant to Sections 8.1(b), 8.1(d) or 8.1(f) or Halo validly terminates this Agreement pursuant to Section 8.1(f), then Halo shall, within seven (7) days of such termination, pay to GVC a cash fee of twenty thousand dollars ($20,000). In the event that Halo validly terminates this Agreement pursuant to Sections 8.1(c) or 8.1(e) or GVC validly terminates this Agreement pursuant to Section 8.1(h), then (a) GVC shall, within seven (7) days of such termination, pay to Halo a cash fee of twenty thousand dollars ($20,000) and (b) GVC shall bear (and reimburse Halo for) the out-of-pocket expenses of Halo in connection with the broker search referred to in Section 6.2, as well as the filing and mailing of the Schedule 14f-1.

ARTICLE IX

GENERAL PROVISIONS

9.1       Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Halo:	Halo Group, Inc. One Allen Center, Suite 110 700 Central Expressway South Allen, Texas 75013 Facsimile: (214) 279-0616 Attn: Paul Williams, Chief Financial Officer

With copies to:	Scheef & Stone, LLP 2700 Lincoln Plaza, 500 North Akard Dallas, TX 75201 Facsimile: (214) 706-4242 Attn: Roger A. Crabb, Esq.

If to GVC or GVC Merger Corp:	GVC Venture Corp. 405 Lexington Avenue, Suite 2600 New York, New York 10174 Facsimile: (203) 222-0111 Attn: Bernard Zimmerman, President

With copies to:	Troutman Sanders LLP 405 Lexington Avenue New York, NY 10174 Facsimile: (212) 704-6288 Attn: Richard A. Rubin, Esq.

All such notices and other communications shall be deemed to have been duly given as follows: (i) if delivered by hand, when received; (ii) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (iii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

9.2       No Survival. The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 8.1, except that the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Section 6.3) will survive the Effective Time indefinitely.

9.3       Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.4       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.5       Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.6       Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.7       Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.8       Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.9       Third Party Beneficiaries. Except for the Registration Rights Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.10     Governing Law. This Agreement, including, the construction and interpretation thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law that would defer to the laws of another jurisdiction.

9.11     Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, in each instance in the city of Wilmington, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

[Remainder of Page Left Intentionally Blank – Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

HALO GROUP, INC.

By:	/s/ Brandon Cade Thompson
Name:	Brandon Cade Thompson
Title:	Chief Executive Officer

GVC VENTURE CORP.
By:	/s/ Bernard Zimmerman
Name:	Bernard Zimmerman
Title:	President

GVC MERGER CORP.
By:	/s/ Bernard Zimmerman
Name:	Bernard Zimmerman
Title:	President

Signature page to Agreement and Plan of Merger

EXHIBIT A

CERTIFICATE OF MERGER

OF

GVC MERGER CORP.,

A TEXAS CORPORATION

WITH AND INTO

HALO GROUP, INC.,

A TEXAS CORPORATION

In accordance with the provisions of Section 10.151 of the Texas Business Organizations Code, GVC Merger Corp., a Texas corporation (the “Non-Surviving Corporation”) and Halo Group, Inc., a Texas corporation (the “Surviving Corporation”), hereby adopt the following Certificate of Merger for the purpose of merging the Non-Surviving Corporation with and into the Surviving Corporation effective as of the date of the filing of this Certificate of Merger with the Secretary of State of Texas. The Non-Surviving Corporation and the Surviving Corporation are collectively referred to herein as the “filing entities.”

1.         Statement Certifying Information Relating to Plan of Merger. An Agreement and Plan of Merger (the “Plan”) has been approved by each of the Non-Surviving Corporation and the Surviving Corporation. The filing entities hereby certify the following with regard to such Plan:

a.        The name and state of incorporation or organization of the filing entities are as follows:

Name of Entity	State of Organization

GVC Merger Corp.	Texas

Halo Group, Inc.	Texas

b.         The name of the Non-Surviving Corporation is GVC Merger Corp., and it is a corporation governed by the laws of the State of Texas.

c.         The name of the Surviving Corporation is Halo Group, Inc., and it is a corporation governed by the laws of the State of Texas.

d.         No amendments to the Certificate of Formation of the Surviving Corporation are effected by the merger.

e.         An executed copy of the Plan is on file at the principal place of business of the Surviving Corporation, whose address is One Allen Center, Suite 110, 700 Central Expressway South, Allen, Texas 75013.

f.          Upon written request therefor, a copy of the Plan will be furnished without cost by the Surviving Corporation to any shareholder of the Non-Surviving Corporation and to any shareholder of the Surviving Corporation.

2.         Due Authorization of the Plan. The Plan has been approved by the Non-Surviving Corporation in the manner prescribed by the laws of the State of Texas, under which the Non-Surviving Corporation was formed, and by its governing documents. The Plan has been approved by the Surviving Corporation in the manner prescribed by the laws of the State of Texas, under which the Surviving Corporation was formed, and by its governing documents.

3.         Payment of Taxes and Fees. The Surviving Corporation shall be responsible for the payment of all fees and franchise taxes of the parties to this Certificate of Merger, and such Surviving Corporation shall be obligated to pay such fees and franchise taxes, if the same are not timely paid.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Merger as of the ____ day of September, 2009.

NON-SURVIVING CORPORATION:
GVC MERGER CORP. a Texas corporation
By:
Bernard Zimmerman
President

SURVIVING CORPORATION:
HALO GROUP, INC. a Texas corporation

By:
Brandon Cade Thompson
Chief Executive Officer

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